P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ASI ENERGY HIRES DALLAS-BASED OIL AND GAS EXECUTIVE

SAN ANTONIO, Texas -- October 3, 2006 _ ASI Energy, a Division of Analytical Surveys, Inc. ("ASI") (Nasdaq: ANLT), today announced Louis Dorfman, Jr. has been hired as executive vice president of the division and has also joined ASI's senior management team.

Dorfman is a highly-respected and experienced oil and gas executive, and a long-time Dallas oilman. He has spent the past 12 years as president of Dorfman Production Company, a family-owned independent oil and gas venture. Under Dorfman's direction, the company capitalized on a wide variety of oil and gas investment opportunities, which lead to revenue growth of more than 600% over the past 5 years. Investments directed by Dorfman included significant non-operating working interest in the Big Indian Field located in Grayson County, Texas. In November 2005, H&S Production, Inc., along with Dorfman Production and other working interest partners sold the Big Indian Field to Chesapeake Energy Corporation for $34 million.

Dorfman will establish an ASI Energy office in the Dallas area where he can continue to capitalize upon his extensive network of energy and financial contacts, and broaden ASI's access to oil and gas opportunities. Lori Jones, ASI's CEO said, "We are very excited Louis has joined our organization. He brings significant industry knowledge and insight that will serve to round out our team and enhance our opportunities for success in the rapidly expanding energy sector."

ASI Energy, a Division of Analytical Surveys, Inc. (ASI) is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. For more information, please visit www.asienegy.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.